Exhibit 5.1

Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 goodwinlaw.com +1 617 570 1000

August 18, 2023

Ikena Oncology, Inc.

645 Summer Street, Suite 101

Boston, MA 02210

Re:	Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) filed on August 18, 2023 with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Ikena Oncology, Inc., a Delaware corporation (the “Company”), of up to (i) 1,800,652 shares (the “Common Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), and (ii) 4,153,439 shares (the “Series A Conversion Shares,” and together with the Common Shares, the “Shares”) of Common Stock issuable upon the conversion of the Company’s Series A Non-Voting Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”) to be sold by the selling stockholders listed in the Registration Statement under “Selling Stockholders.”

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company. For purposes of the opinion set forth below, we have assumed that no event occurs that causes the number of authorized shares of Common Stock available for issuance by the Company to be less than the number of then unissued Series A Conversion Shares.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that:

1. The Common Shares have been duly authorized and validly issued and are fully paid and non-assessable; and

Ikena Oncology, Inc.

August 18, 2023

2. The Series A Conversion Shares have been duly authorized, and subject to approval by the Company’s stockholders of the conversion of the Series A Preferred Stock into shares of Common Stock before the Series A Conversion Shares are issued and the conversion of the Series A Preferred Stock into shares of Common Stock in accordance with the certificate of designation of the Series A Preferred Stock, will be validly issued, fully paid and non-assessable.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP